Exhibit 99.1

BIOLASE RECEIVES NASDAQ NOTICE FOR DELAYED JUNE 30 10-Q FILING

As Previously Announced, BIOLASE Received NASDAQ Extension through September 30, 2005 to Complete Quarterly Filings

SAN CLEMENTE, Calif., August 19 — BIOLASE Technology, Inc. (NASDAQ: BLTIE), a medical technology company that develops, manufactures and markets lasers and related products for dental and medical applications, announced today that it has received a notification letter from The Nasdaq Stock Market that because the Company has not yet filed its Form 10-Q for the quarter ended June 30, 2005, it is not in compliance with a condition for the continued listing of its common stock on the Nasdaq National Market under NASD Marketplace Rule 4310(c)(14), which requires that a listed company file with Nasdaq all reports and other documents filed or required to be filed with the Securities and Exchange Commission, and which could subject the Company’s shares of stock to delisting if such reports are not filed. As previously announced on August 9, 2005, Nasdaq has granted the Company an extension of time until September 30, 2005 in which to file its Form 10-Q for the fiscal quarter ended June 30, 2005, as well as its Form 10-Q for the quarter ended March 31, 2005 and to otherwise meet all necessary listing standards.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufactures and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release contains forward-looking statements that are based on the current expectations of the Company’s management. These forward-looking statements can be identified through the use of words such as “plans” or similar expressions. Forward-looking statements in this release include statements regarding compliance with listing standards of The Nasdaq Stock Market and the filing of reports on Forms 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005. These statements speak only as of the date hereof, are based upon the information available to the Company now, are not guarantees of future outcomes and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes could differ materially and adversely from those expressed in any forward-looking statements as a result of a number of factors including, but not limited to, whether the Company can effect a filing of the Forms 10-Q and otherwise comply with the listing standards of The Nasdaq Stock Market on or before September 30, 2005. Such information is subject to change, and the Company undertakes no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO; John W. Hohener, Executive Vice President and CFO; or Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.

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